Exhibit 99.1

BIOCRYST PHARMACEUTICALS, INC. 2190 PARKWAY LAKE DRIVE BIRMINGHAM, AL 35244 205-444-4600 205-444-4640 FAX www.biocryst.com
Contacts:
BioCryst Pharmaceuticals, Inc. Michael A. Darwin Chief Financial Officer (205) 444-4600	Noonan/Russo Sharon Weinstein (Investors) (212) 845-4271 Wendy Lau (Media) (212) 845-4272

FOR IMMEDIATE RELEASE

BIOCRYST REPORTS FOURTH QUARTER AND YEAR-END 2004 FINANCIAL RESULTS

Birmingham, Alabama – February 2, 2005 – BioCryst Pharmaceuticals, Inc. (Nasdaq NM: BCRX) today announced financial results for the quarter and year ended December 31, 2004. The Company reported revenues of $178,000 in the fourth quarter of 2004, compared to $654,000 in the fourth quarter of 2003. The net loss for the quarter ended December 31, 2004 was $5,242,000, or $0.24 per share, compared to a net loss of $3,250,000, or $0.18 per share, for the same period last year. As of December 31, 2004, the Company had cash, cash equivalents and investments of $28.7 million.

Fourth Quarter 2004 Financial Results

Collaborative and other research and development revenues decreased in the fourth quarter of 2004 to $178,000 compared to $654,000 in the same period last year primarily due to a payment in 2003 from 3-Dimensional Pharmaceuticals Inc. (3DP), a wholly owned subsidiary of Johnson & Johnson, for certain rights related to complement system inhibitors discovered during our collaborative research agreement. Our revenues included $178,000 and $154,000 during the fourth quarters of 2004 and 2003, respectively, from the National Institutes of Health related to existing SBIR grants for support of our hepatitis C and tissue factor programs. Our interest income was $45,000 less in the fourth quarter of 2004 as compared to the fourth quarter of 2003 due to the lower interest rate environment.

Research and development expenses increased 57.0% to $4,652,000 in the three months ended December 31, 2004 from $2,963,000 in the three months ended December 31, 2003. The increase is primarily attributable to the fourth quarter 2004 contract research, clinical trial and manufacturing expenses related to our lead drug candidates, forodesine hydrochloride (“forodesine”) and BCX-4208. General and administrative expenses for the three months ended December 31, 2004 were $907,000 as compared to $1,125,000 for the same period in 2003. The primary reason for the decrease was a one time charge paid by the Company for the cancellation of 170,000 options held by Dr. Bugg during 2003. This charge was partially offset by an increase in consulting and professional fees during 2004 related to the documentation and testing of our internal control structure related to section 404 of Sarbanes-Oxley and the development strategy for forodesine.

Full Year 2004 Financial Results

Collaborative and other research and development revenue was $337,000 for the year compared to $654,000 for 2003 due to the reasons noted above for the quarter. Interest income for 2004 was $648,000, a 33.9% decrease compared to $980,000 in 2003. This decrease was due to the lower interest rate environment in 2004.

Research and development expenses for 2004 were $18,821,000, a 63.3% increase from 2003 expenses of $11,522,000, which is directly related to the development progress made for our lead drug candidates during 2004. General and administrative expenses for 2004 were $3,221,000, an increase of 14.5% over the 2003 expense of $2,812,000, primarily due to an increase in consulting and professional fees. The net loss for the year ended December 31, 2004 was $21,057,000, or $0.99 per share, compared to a net loss of $12,700,000, or $0.72 per share in 2003.

Pipeline Highlights

“I am very enthusiastic about the progress we made during 2004, particularly during the fourth quarter with our two lead drug candidates forodesine and BCX-4208,” said Charles E. Bugg, Chairman and Chief Executive Officer of BioCryst. “During 2004, we initiated a Phase II trial with forodesine in advanced T-cell leukemia and one of our clinical investigators presented the data obtained to date at the American Society of Hematology in December. We are planning to meet with the FDA in early 2005 to discuss these results and prepare for the next phase of this trial.

“Significantly, we initiated clinical development of oral formulations for both drug candidates. Our forodesine clinical program now includes a Phase I trial with the oral formulation in patients with cutaneous T-cell lymphoma. In addition, we entered the clinic with BCX-4208, our second generation inhibitor of the enzyme purine nucleoside phosphorylase (PNP), as an oral, once a day formulation. This initial clinical trial with BCX-4208 will enroll 84 healthy volunteers, and should be completed in the first quarter of 2005. Assuming the results are favorable, we expect to complete a small multi-dose trial with BCX-4208 in healthy volunteers during the second quarter of 2005 and move into a Phase II trial in psoriasis patients at mid-year.”

Conference Call

The Company will sponsor a conference call at 10:00 am ET on Wednesday, February 2, 2005 to discuss the financial results and the status of each of our programs in more detail. This call is open to the public and can be accessed live either over the Internet from our investor relations website at www.biocryst.com or by dialing 1-800-289-0569, and providing the passcode number 9141867.

About BioCryst

BioCryst Pharmaceuticals, Inc. designs, optimizes and develops novel drugs that block key enzymes involved in cancer, cardiovascular diseases, autoimmune diseases, and viral infections. BioCryst integrates the necessary disciplines of biology, crystallography, medicinal chemistry and computer modeling to effectively use structure-based drug design to discover and develop small molecule pharmaceuticals.

BioCryst’s lead product candidate, forodesine hydrochloride (formerly known as BCX-1777), an inhibitor of purine nucleoside phosphorylase (PNP), is currently in a Phase IIa trial for patients with T-cell malignancies and a Phase I trial with oral forodesine hydrochloride in CTCL. In addition, BioCryst plans to initiate a Phase I/II trial for B-cell acute lymphoblastic leukemia during early 2005. Forodesine hydrochloride has been granted Orphan Drug status by the U.S. Food and Drug Administration for three indications: T-cell non-Hodgkin’s lymphoma, including cutaneous T-cell lymphoma; chronic lymphocytic leukemia (CLL) and related leukemias including prolymphocytic leukemia, adult T-cell leukemia, and hairy cell leukemia; and for treatment of acute lymphoblastic leukemia (ALL). BioCryst’s second-generation PNP inhibitor, BCX-4208 is currently in a Phase I study of healthy volunteers with the goal of initiating a Phase II study during 2005 in patients with psoriasis. In addition, BioCryst has other enzyme targets in drug discovery including tissue factor/factor VIIa and hepatitis C polymerase. For more information about BioCryst, please visit the company’s web site at www.biocryst.com.

Forward-looking statements

These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Some of the factors that could affect the forward-looking statements contained herein include that we may not be able to enroll the required number of subjects in clinical trials of forodesine hydrochloride or BCX-4208, that each of the Phase IIa trial for patients with T-cell malignancies, Phase I trial of BCX-4208 and the Phase I trial of forodesine hydrochloride for treatment of patients with cutaneous T-cell lymphoma may not be successfully completed, that BioCryst may not commence as expected additional trials with forodesine hydrochloride and with BCX-4208, that forodesine hydrochloride, BCX-4208, or any of our other product candidates may not receive required regulatory clearances from the FDA, that Phase IIa clinical trials of forodesine hydrochloride may not show the drug is effective over the 6-week period, that ongoing and future clinical trials will have positive results, that we may not be able to obtain a Special Protocol Assessment or otherwise be able to complete successfully the Phase IIb trial that is currently planned, that we may not be able to continue future development of forodesine hydrochloride, BCX-4208 or any of our other current development programs including tissue factor/factor VIIa and hepatitis C polymerase, that forodesine hydrochloride, BCX-4208 or our other development programs may never result in future product, license or royalty payments being received by BioCryst, that BioCryst may not have sufficient cash to continue funding the development, manufacturing, marketing or distribution of its products and that additional funding, if necessary, may not be available at all or on terms acceptable to BioCryst. Please refer to the documents BioCryst files periodically with the Securities and Exchange Commission, specifically BioCryst’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and current reports on Form 8-K, which identify important factors that could cause the actual results to differ materially from those contained in the projections or forward-looking statements.

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BIOCRYST PHARMACEUTICALS, INC.
FINANCIAL SUMMARY

Condensed Statements of Operations (unaudited)
  (in thousands, except per share)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003

Revenues:
Collaborative and other research and
development	$178	$654	$337	$654

Total revenues	178	654	337	654

Expenses:
Research and development	4,652	2,963	18,821	11,522
General and administrative	907	1,125	3,221	2,812

Total expenses	5,559	4,088	22,042	14,334

Loss from operations	(5,381)	(3,434)	(21,705)	(13,680)

Interest and other income, net	139	184	648	980

Net loss	$(5,242)	$(3,250)	$(21,057)	$(12,700)

Amounts per common share:

Net loss per share	$(0.24)	$(0.18)	$(0.99)	$(0.72)

Weighted average shares outstanding	21,738	17,799	21,165	17,703

Balance Sheet Data (in thousands)

	December 31, 2004 (Unaudited)	December 31, 2003 (Audited)
Cash, cash equivalents and securities	$28,704	$25,732
Total assets	32,469	30,096
Accumulated deficit	(125,717)	(104,660)
Stockholders’ equity	29,382	28,447